Exhibit a(5)(A)

A registration statement relating to the securities proposed to be issued in the Exchange Offer (as defined below) is being filed with the United States Securities and Exchange Commission (the “SEC”) but has not yet become effective. Such securities may not be issued nor may offers to receive such securities be accepted prior to the time the registration statement becomes effective. This announcement is neither an offer to exchange nor the solicitation of an offer to exchange such securities nor shall there be any exchange thereof in any state in which such offer, solicitation or exchange would be unlawful prior to registration or qualification under the securities laws of any such state. In those jurisdictions where the securities, blue sky or other laws require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer shall be

deemed to be made on behalf of Endurance

Specialty Holdings Ltd. by Georgeson

Securities Corporation or one or more

registered brokers or dealers

licensed under the laws of

such jurisdiction.

Notice of Offer to Exchange

Each Outstanding Ordinary Share

(together with the associated preferred share purchase rights)

of

ASPEN INSURANCE HOLDINGS LIMITED

for

0.9197 Endurance Specialty Holdings Ltd. Ordinary Shares

or

$49.50 in Cash

or

a Combination of 0.5518 Endurance Specialty Holdings Ltd. Ordinary Shares and $19.80 in Cash,

subject to the proration procedures described in the Prospectus/Offer to Exchange dated June 9, 2014 and the related Letter of Election and Transmittal by

ENDURANCE SPECIALTY HOLDINGS LTD.

Endurance Specialty Holdings Ltd., a Bermuda exempted company (“Endurance”), is offering to exchange for each issued and outstanding ordinary share, par value 0.15144558¢ per share (together with the associated preferred share purchase rights, “Aspen Common Shares”), of Aspen Insurance Holdings Limited, a Bermuda exempted company (“Aspen”), validly tendered pursuant to the Exchange Offer and not properly withdrawn, upon the terms and subject to the conditions set forth in the Prospectus/Offer to Exchange and the related Letter of Election and Transmittal (the offer reflected by such terms and conditions, as they may be amended, supplemented or extended from time to time, constitutes the “Exchange Offer”), at the election of the holder of such Aspen Common Shares, one of the following:

•	0.9197 ordinary shares, par value $1.00 per share, of Endurance (“Endurance Common Shares” and, such election, a “Stock Election”);

•	$49.50 in cash (less applicable withholding taxes and without interest) (a “Cash Election”); or

•	a combination of 0.5518 Endurance Common Shares and $19.80 in cash (less applicable withholding taxes and without interest) (a “Cash/Stock Election”),

subject to the proration procedures described in the Prospectus/Offer to Exchange and in the related Letter of Election and Transmittal. Endurance will not issue certificates representing fractional Endurance Common Shares pursuant to the Exchange Offer. Instead, each tendering Aspen shareholder who would otherwise be entitled to a fractional Endurance Common Share will receive cash (rounded to the nearest whole cent) in an amount (without interest) equal to the product obtained by multiplying (i) the fractional share interest to which such shareholder would otherwise be entitled (after rounding such amount to the nearest 0.0001 share) by (ii) the closing price of Endurance Common Shares as reported on the New York Stock Exchange (the “NYSE”) on the date on which the Expiration Time (as defined below) occurs.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON FRIDAY, AUGUST 29, 2014, UNLESS THE EXCHANGE OFFER IS EXTENDED (THE “EXPIRATION TIME”).

The purpose of the Exchange Offer is for Endurance to acquire all of the outstanding Aspen Common Shares in order to combine the businesses of Endurance and Aspen. Unless Endurance negotiates and enters into a merger agreement with Aspen not involving an exchange offer, Endurance intends, promptly after completion of the Exchange Offer, to consummate a second-step merger of Aspen with and into Endurance (the “Second-Step Merger”). In the Second-Step Merger, each remaining Aspen Common Share (other than Aspen Common Shares owned by Endurance or by any wholly-owned subsidiaries of Endurance or Aspen) will have the opportunity to be converted into the same consideration, also subject to election and proration, as those Aspen Common Shares that are exchanged in the Exchange Offer. No appraisal or dissenters’ rights are available in connection with the Exchange Offer. Please see the section of the Prospectus/Offer to Exchange titled “The Exchange Offer—Appraisal/Dissenters’ Rights.” After the Second-Step Merger, the former holders of Aspen Common Shares will no longer have any ownership interest in Aspen, and Endurance will own all of the issued and outstanding ordinary shares of Aspen.

Both the Cash Election and the Stock Election are subject to proration and adjustment procedures to ensure that the total amount of cash paid and the total number of Endurance Common Shares exchanged in the Exchange Offer will be equal to the total amount of cash and number of Endurance Common Shares that would have been exchanged if all of the Aspen shareholders tendering into the Exchange Offer had made a Cash/Stock Election. Please see the section of the Prospectus/Offer to Exchange titled “The Exchange Offer—Elections and Proration.”

The Exchange Offer is conditioned on, among other things, the following: (i) Aspen shall have entered into a definitive merger agreement with Endurance with respect to the Second-Step Merger that is reasonably satisfactory to Endurance and Aspen, which merger agreement shall provide, among other things, that (A) the board of directors of Aspen has approved the Second-Step Merger, (B) the board of directors of Aspen has removed any other impediment to the consummation of the Exchange Offer or the Second-Step Merger that is in the control of the board of directors of Aspen and (C) bye-law 50 of Aspen shall be amended to exempt the Second-Step Merger from such bye-law; (ii) Aspen shareholders shall have validly tendered and not withdrawn prior to the Expiration Time at least that number of Aspen Common Shares that shall constitute, when added to the Aspen Common Shares then owned by Endurance or any of its subsidiaries, a majority of the number of Aspen Common Shares and Aspen preference shares, taken together, on a fully-diluted basis; (iii) the registration statement of which the Prospectus/Offer to Exchange and the related Letter of Election and Transmittal is a part shall have become effective under the Securities Act of 1933, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and Endurance shall have received all necessary state securities law or “blue sky” authorizations; (iv) the Aspen board of directors shall have redeemed the rights issued pursuant to the Aspen shareholder rights plan, or the rights shall have otherwise been rendered inapplicable to the Exchange Offer and the Second-Step Merger; (v) the shareholders of Endurance shall have approved (A) the issuance of the Endurance Common Shares pursuant to the Exchange Offer and the Second-Step Merger, as required under the rules of the NYSE with a majority of votes cast by holders of Endurance Common Shares at a meeting of Endurance shareholders at which a quorum is present and (B) the merger of Aspen with and into Endurance, with a majority of votes cast by holders of Endurance common and preference shares at a meeting of Endurance shareholders at which a quorum is present; (vi) the Endurance Common Shares to be issued to Aspen shareholders as a portion of the Exchange Offer consideration in exchange for Aspen Common Shares in the Exchange Offer and the Second-Step Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance; and (vii) any clearance, approval, permit, authorization, waiver, determination, favorable review or consent of any governmental or regulatory authority or agency (including the matters referred to or described in the section of the Prospectus/Offer to Exchange titled “The Exchange Offer—Certain Legal Matters; Regulatory Approvals”) required in the judgment of Endurance in connection with the Exchange Offer and the Second-Step Merger shall have been obtained and such approvals shall be in full force and effect, or any applicable waiting periods for such clearances or approvals shall have expired. The Exchange Offer is subject to additional conditions referred to in the section of the Prospectus/Offer to Exchange titled “The Exchange Offer—Conditions of the Exchange Offer.” The Exchange Offer is not subject to a financing condition.

To the extent permitted by applicable law, Endurance reserves the right, in its sole discretion, (i) to extend, for any reason, the period of time during which the Exchange Offer is open, (ii) to delay acceptance for exchange of, or exchange of, Aspen Common Shares in order to comply in whole or in part with applicable law, (iii) to terminate the Exchange Offer without accepting for exchange, or exchanging, any Aspen Common Shares if any of the individually subheaded conditions referred to in the section of the Prospectus/Offer to Exchange titled “The Exchange Offer—Conditions of the Exchange Offer” have not been satisfied immediately prior to the Expiration Time or if any event specified in the section of the Prospectus/Offer to Exchange titled “The Exchange Offer—Conditions of the Exchange Offer” under the subheading “Other Conditions” has occurred, (iv) to amend or terminate the Exchange Offer without accepting for exchange, or exchanging, any Aspen Common Shares if Endurance or any of its affiliates enters into a definitive agreement or announces an agreement in principle with Aspen providing for a merger or other business combination or transaction with or involving Aspen or any of its subsidiaries, or the purchase or exchange of securities or assets of Aspen or any of its subsidiaries, or Endurance and Aspen reach any other agreement or understanding, in either case, pursuant to which it is agreed or provided that the Exchange Offer will be terminated and (v) to amend or supplement the Exchange Offer or to waive any conditions to the Exchange Offer at any time prior to the Expiration Time, in each case by giving oral or written notice of such delay, termination, waiver or amendment to Computershare Trust Company, N.A., the exchange agent for the Exchange Offer (the “Exchange Agent”), and by making public announcement thereof. Any such extension, delay, termination, waiver or amendment will be followed promptly by public announcement thereof, which, in the case of an extension, will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Time. Tenders of Aspen Common Shares made pursuant to the Exchange Offer are irrevocable except that such Aspen Common Shares may be withdrawn at any time prior to the Expiration Time and, if Endurance has not accepted Aspen Common Shares for exchange by the Expiration Time, at any time following 60 days from commencement of the Exchange Offer.

For purposes of the Exchange Offer, Endurance will be deemed to have accepted for exchange, and thereby exchanged, Aspen Common Shares validly tendered and not properly withdrawn as, if and when Endurance gives oral or written notice to the Exchange Agent of Endurance’s acceptance for exchange of such Aspen Common Shares pursuant to the Exchange Offer. Upon the terms and subject to the conditions of the Exchange Offer, exchange of Aspen Common Shares accepted for exchange pursuant to the Exchange Offer will be made by deposit of the Exchange Offer consideration being exchanged therefor with the Exchange Agent, which will act as agent for tendering Aspen shareholders for the purpose of receiving the Exchange Offer consideration from Endurance and transmitting such consideration to Aspen shareholders whose Aspen Common Shares have been accepted for exchange. Under no circumstances will Endurance pay interest on the Exchange Offer consideration for Aspen Common Shares, regardless of any extension of the Exchange Offer or other delay in making such exchange. In all cases, Endurance will exchange all Aspen Common Shares tendered and accepted for exchange pursuant to the Exchange Offer only after timely receipt by the Exchange Agent of (i) the certificates evidencing such Aspen Common Shares or a timely book-entry confirmation of the book-entry transfer of such Aspen Common Shares pursuant to the procedures set forth in the section of the Prospectus/Offer to Exchange titled “The Exchange Offer—Procedure for Tendering,” (ii) the Letter of Election and Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with the required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Prospectus/Offer to Exchange), and (iii) any other documents required by the Letter of Election and Transmittal. Endurance may, in its sole discretion, extend the Exchange Offer at any time or from time to time. Any such extension will be followed promptly by a public announcement. Such announcement will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Time.

No subsequent offering period will be available following the expiration of the Exchange Offer.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover of the Prospectus/Offer to Exchange. Any such notice of withdrawal must specify the name of the person who tendered the Aspen Common Shares to be withdrawn, the number of Aspen Common Shares to be withdrawn and the name of the registered holder of such Aspen Common Shares, if different from that of the person who tendered such Aspen Common Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Exchange Agent, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Exchange Agent and, unless such Aspen Common Shares have been tendered by or for the account of an Eligible Institution (as defined in the Prospectus/Offer to Exchange), the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Aspen Common Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the section of the Prospectus/Offer to Exchange titled “The Exchange Offer—Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility (as defined in the Prospectus/Offer to Exchange) to be credited with the withdrawn Aspen Common Shares. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Endurance, in its discretion, whose determination will be final and binding to the fullest extent permitted by law.

For a discussion of material U.S. federal income tax consequences, see the section of the Prospectus/Offer to Exchange titled “The Exchange Offer—Material U.S. Federal Income Tax Consequences.” You are urged to consult with your own tax advisor as to the particular tax consequences to you of the Exchange Offer and the Second-Step Merger.

The information required to be disclosed by Rule 14d-6(d)(1) under the Securities Exchange Act of 1934 is contained in the Prospectus/Offer to Exchange and is incorporated herein by reference.

A request is being made to Aspen pursuant to Rule 14d-5 under the Securities Exchange Act of 1934 for the use of Aspen’s shareholder lists and security position listings for the purpose of disseminating the Exchange Offer to Aspen shareholders. Upon compliance by Aspen with this request, the Prospectus/Offer to Exchange, the Letter of Election and Transmittal and other Exchange Offer materials will be mailed to holders of Aspen Common Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Aspen’s shareholder lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Aspen Common Shares by Endurance or, if Aspen so elects, the materials will be mailed by Aspen.

The Prospectus/Offer to Exchange and the related Letter of Election and Transmittal contain important information and should be read carefully and in their entirety before any decision is made with respect to the Exchange Offer. Such documents may be obtained without charge at the website of the SEC at www.sec.gov.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number as set forth below. Requests for additional copies of the Prospectus/Offer to Exchange and the related Letter of Election and Transmittal and other Exchange Offer materials may be directed to the Information Agent, and copies will be furnished promptly at Endurance’s expense.

The Information Agent for the Exchange Offer is:

480 Washington Boulevard, 26th Floor

Jersey City, NJ 07310

Shareholders, Banks and Brokers

Call Toll Free (877) 278-9672

June 9, 2014

5